Exhibit 99.1

CONSENT OF MOELIS & COMPANY LLC

January 6, 2025

Special Committee of the Board of Trustees

United Development Funding IV

2201 W Royal Lane, Suite 240

Irving, Texas 75063

Members of the Special Committee of the Board of Trustees:

We hereby consent to the inclusion of our opinion letter, dated November 30, 2024, to the Special Committee of the Board of Trustees of United Development Funding IV (the “Trust”) as Annex B to, and to the references thereto under the headings “Summary—Opinion of Moelis & Company LLC”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Trust Board and Its Reasons for the Merger”, “The Merger—Opinion of Moelis & Company LLC”, “The Merger – Certain Unaudited Prospective Financial Information”, “The Merger Agreement—Representations and Warranties” in, the proxy statement/prospectus relating to the proposed merger involving the Trust and Ready Capital Corporation (“Ready Capital”), which proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Ready Capital (the “Registration Statement”). The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC